ARC Reports 2020 Fourth Quarter and Full Year Results Including Annual Increase in Cash Flows
SAN RAMON, CA – (February 23, 2021) – ARC Document Solutions, Inc. (NYSE: ARC), a leading provider of document distribution and graphic production services to professionals in the design, marketing, commercial real estate, construction and related fields, today reported its financial results for the fourth quarter and full year ended December 31, 2020.

Financial Highlights:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(All dollar amounts in millions, except EPS)	2020	2019	2020	2019
Net Sales	$64.3	$92.3	$289.5	$382.4
Gross Margin	32.1%	32.8%	32.1%	32.7%
Net income attributable to ARC	$1.3	$0.8	$6.2	$3.0
Adjusted net income attributable to ARC	$1.0	$1.4	$6.3	$6.8
Earnings per share - Diluted	$0.03	$0.02	$0.14	$0.07
Adjusted earnings per share - Diluted	$0.02	$0.03	$0.15	$0.15
Cash provided by operating activities	$15.5	$23.0	$54.5	$52.8
EBITDA	$9.9	$10.3	$43.2	$45.9
Adjusted EBITDA	$10.2	$11.7	$44.8	$49.4
Capital Expenditures	$1.4	$4.5	$6.4	$12.9
Debt & Capital Leases (including current)			$97.2	$106.2
Management Commentary
“In 2020, our long-standing belief that ARC can be a dynamic, healthy and profitable company at any level of sales was put to the test,” said Suri Suriyakumar, Chairman, President and CEO of ARC Document Solutions. “We not only passed the test, but surpassed our own expectations for what was possible.”

“We matched our 2019 annual adjusted earnings per share, increased annual cash flow from operations, held more cash on the balance sheet than in any year prior to the recession, and averaged well over $10 million per quarter in adjusted EBITDA in spite of a revenue decline of $93 million. Our performance validated the extraordinary actions taken by management to protect the company, our employees, and the communities in which we work, and it also allowed us to resume our focus on returning value to our shareholders,” said Mr. Suriyakumar. “While we are well aware of the disruptions still being caused by the pandemic, we are confident that the increasing availability of vaccines and the easing of economic restrictions will help us leverage our performance later in the year.”

“Decisive moves within the first few weeks of the crisis accelerated operational changes and drove new sales initiatives while we reduced expenses in 2020,” said Jorge Avalos, ARC’s Chief Financial Officer. “As cash continued to build on the balance sheet and our capital structure remained strong, we were able to resume our dividend program in the fourth quarter, continue to reduce our debt, and repurchase shares. We do not expect to alter our capital allocation strategy in the near future, though we do expect lower sales in the first quarter as recent weather events are substantially increasing the disruptions caused by the pandemic.”

2020 Fourth Quarter and Full Year Supplemental Information:
ARC has provided supplemental information to its earnings announcement in these pages to supply shareholders and analysts with additional information in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, February 23, 2021 at 2:00 pm PST (5:00 pm EST) and will include brief comments followed by a question and answer period. Supplemental information will not be read on the call.
Fourth Quarter Overview
The fourth quarter of 2020 saw sales softening more than usual during the holiday months with the loss of working days exacerbated by lower activity due to economic closures and work-from-home measures in response to the pandemic. CDIM sales were pressured by sales declines in traditional printing, but were partially offset by resilience in color imaging sales for retail, education, promotional and marketing projects. MPS sales were down substantially due to continued office closures and work-from-home measures, a factor that also had a negative impact on AIM sales. The effect of the pandemic in China and the U.S. also constrained capital spending on Equipment & Supplies. Cost and operational controls that were put in place at the end of the first quarter continued to support strong performance in gross margin, earnings and cash generation.

Net Revenue

In millions	FYE 2020	4Q 2020	3Q 2020	2Q 2020	1Q 2020	FYE 2019	4Q 2019
Total Net Revenue	$289.5	$64.3	$72.4	$64.3	$88.4	$382.4	$92.3
In the fourth quarter 2020, net revenue declined 30.3%, or $28.0 million, compared to the fourth quarter of 2019 due to the effects of the continuing COVID-19 pandemic, as well as the historical softness in the period due to fewer working days in the holiday months. Net revenue for full-year 2020 declined 24.3%, or $92.9 million, year-over-year compared to the full year of 2019, also due to the pandemic.

Revenue by Business Lines

In millions	FYE 2020	4Q 2020	3Q 2020	2Q 2020	1Q 2020	FYE 2019	4Q 2019
CDIM	$175.5	$38.2	$47.1	$41.1	$49.2	$205.5	$49.8
MPS	$79.3	$18.1	$17.6	$16.2	$27.3	$123.3	$30.2
AIM	$12.3	$3.1	$2.9	$2.7	$3.6	$14.1	$3.7
Equipment and supplies	$22.3	$4.9	$4.7	$4.4	$8.4	$39.5	$8.6

For the fourth quarter 2020, construction document and information management (CDIM) sales declined 23.3% compared to prior year, and for the full-year 2020 declined 14.6% year-over-year. The impact of the pandemic on CDIM was not as pronounced as other parts of our business due to the expansion of products and services beyond the construction vertical and our historical print segments that resulted from the reconfiguration of our sales and marketing functions in late-2019, as well as demand for COVID-19-related and other color signage.
For the fourth quarter 2020, managed print services (MPS) sales declined 40.1% compared to prior year, and sales for the full-year 2020 declined 35.7% year-over-year as compared to the full year of 2019. MPS sales declined due to the pandemic, particularly by the lack of workers in offices where our services are provided.
For the fourth quarter 2020, archiving and information management (AIM) sales decreased 16.2% compared to prior year, and sales for the full-year 2020 decreased 12.7% year-over-year as compared to the full year of 2019. Sales decreases in AIM were driven by reasons similar to MPS, particular the lack of workers in offices.
For the fourth quarter 2020, equipment and supplies sales declined 43.0% compared to prior year, and sales for the full-year 2020 declined 43.5% year-over-year as compared to the full year of 2019. Declines were driven primarily by constrained capital spending in China and the U.S. caused by the pandemic.

Gross Profit

In millions unless otherwise indicated	FYE 2020	4Q 2020	3Q 2020	2Q 2020	1Q 2020	FYE 2019	4Q 2019
Gross Profit	$92.9	$20.7	$24.2	$20.4	$27.6	$125.2	$30.2
Gross Margin	32.1%	32.1%	33.4%	31.8%	31.2%	32.7%	32.8%
Despite the 24.3% drop in net sales due to the COVID-19 pandemic, gross margins during 2020 remained stable due to the Company’s decisive moves in reducing costs within the first few weeks of the pandemic.

Selling, General and Administrative Expenses

In millions	FYE 2020	4Q 2020	3Q 2020	2Q 2020	1Q 2020	FYE 2019	4Q 2019
Selling, general and administrative expenses	$79.0	$18.2	$19.2	$17.3	$24.3	$107.3	$26.4

Selling, general and administrative (SG&A) expenses in the fourth quarter declined 31.1% year-over-year, and for the full year 2020 declined 26.3% compared to the full year of 2019. The decreases were driven by lower sales and marketing costs related to our Q3 2019 restructuring exercise and our operational responses to the pandemic.

Net Income and Earnings Per Share

In millions unless otherwise indicated	FYE 2020	4Q 2020	3Q 2020	2Q 2020	1Q 2020	FYE 2019	4Q 2019
Net Income Attributable to ARC – GAAP	$6.2	$1.3	$2.8	$1.5	$0.7	$3.0	$0.8
Adjusted Net Income Attributable to ARC	$6.3	$1.0	$2.9	$1.2	$1.2	$6.8	$1.4

Earnings per share Attributable to ARC
Diluted EPS – GAAP	$0.14	$0.03	$0.07	$0.03	$0.02	$0.07	$0.02
Adjusted Diluted EPS	$0.15	$0.02	$0.07	$0.03	$0.03	$0.15	$0.03
Increases in GAAP net income and adjusted net income attributable to ARC and GAAP and adjusted EPS in 2020 were driven by a decrease in income taxes, lower costs and expenses as a result of our Q3 2019 restructuring, as well as further cost controls put in place in response to the pandemic.

Cash Provided by Operating Activities

In millions	FYE 2020	4Q 2020	3Q 2020	2Q 2020	1Q 2020	FYE 2019	4Q 2019
Cash provided by operating activities	$54.5	$15.5	$12.8	$23.5	$2.8	$52.8	$23.0
Cash provided by operating activities in the fourth quarter 2020 decreased 32.6% year over year, and for the full-year 2020 increased 3.2% year-over-year as compared to the full year of 2019. The decline of cash flows from operations in the fourth quarter was driven by timing differences in sales and collection of those sales. The increase in cash flows from operations in 2020 was primarily a result of the sustained profitability in 2020, despite the COVID-19 pandemic, and active management of operating assets and liabilities.

EBITDA

In millions	FYE 2020	4Q 2020	3Q 2020	2Q 2020	1Q 2020	FYE 2019	4Q 2019
EBITDA	$43.2	$9.9	$12.1	$10.3	$10.9	$45.9	$10.3
Adjusted EBITDA	$44.8	$10.2	$12.5	$10.7	$11.4	$49.4	$11.7
Decreases in EBITDA and Adjusted EBITDA in the fourth quarter and full year were driven by lower sales, partially offset by significant declines in SG&A expenses as noted above.

Additional Information:
•Cash & cash equivalents on the balance sheet at the end of 2020 were $55 million.
•The Company purchased 0.6 million of its own shares in the open market in the fourth quarter for $0.8 million, and in total, purchased 2.6 million of its own shares during the full-year 2020 for $3.2 million.
•ARC’s second quarterly cash dividend for 2021 of two cents was announced on February 16, 2021 with a record date of April 30, 2021, and a payment date of May 31, 2021.
•Architectural, engineering, construction and building owner/operators (AEC/O) customers comprised approximately 69% of our total net sales, while customers outside of construction made up approximately 31% of our total net sales.
•Total number of MPS locations at the end of the fourth quarter was approximately 10,750.

Sales from Services and Product Lines as a Percentage of Net Sales
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Services and Product Line	2020	2019	2020	2019
CDIM	59.4%	54.0%	60.6%	53.7%
MPS	28.2%	32.7%	27.4%	32.2%
AIM	4.8%	4.0%	4.3%	3.7%
Equipment and supplies sales	7.6%	9.3%	7.7%	10.4%

Teleconference and Webcast
ARC Document Solutions will hold a conference call with investors and analysts on Tuesday, February 23, 2021, at 2 P.M. Pacific Time (5 P.M. Eastern Time) to discuss results for the Company's 2020 fourth quarter and fiscal year. To access the live audio call, dial (833) 968-2212. International callers may join the conference by dialing +1 778-560-2897. The conference code is 6694548 and will be required to dial in to the call. A live webcast will also be made available on the investor relations page of ARC Document Solution's website at http://ir.e-arc.com. A replay of the webcast will be available on the website following the call's conclusion.

About ARC Document Solutions (NYSE: ARC)
ARC provides a wide variety of document distribution and graphic production services to facilitate communication for professionals in the design, marketing, commercial real estate, construction and related fields. Follow ARC at www.e-arc.com.

Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company. Words and phrases such as "expect", "do not expect to alter ", "leverage our performance later in the year", and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the markets we serve, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the effects of the COVID-19 pandemic on the economy and our business, and additional factors described in the caption entitled "Risk Factors" in Item 1A in ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114

ARC Document Solutions, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)
	December 31,	December 31,
Current assets:	2020	2019
Cash and cash equivalents	$54,950	$29,425
Accounts receivable, net of allowances for accounts receivable of $2,357 and $2,099	36,279	51,432
Inventories, net	9,474	13,936
Prepaid expenses	4,065	4,783
Other current assets	3,979	6,807
Total current assets	108,747	106,383
Property and equipment, net of accumulated depreciation of $219,834 and $210,849	57,830	70,334
Right-of-use assets from operating leases	37,859	41,238
Goodwill	121,051	121,051
Other intangible assets, net	515	1,996
Deferred income taxes	17,261	19,755
Other assets	2,175	2,400
Total assets	$345,438	$363,157
Current liabilities:
Accounts payable	$18,661	$23,231
Accrued payroll and payroll-related expenses	10,088	14,569
Accrued expenses	17,783	20,440
Current operating lease liabilities	12,158	11,060
Current portion of long-term debt and finance leases	17,557	17,075
Total current liabilities	76,247	86,375
Long-term operating lease liabilities	33,561	37,260
Long-term debt and finance leases	79,679	89,082
Other long-term liabilities	1,615	400
Total liabilities	191,102	213,117
Commitments and contingencies
Stockholders’ equity:
ARC Document Solutions, Inc. stockholders’ equity:
Preferred stock, $0.001 par value, 25,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000 shares authorized; 49,422 and 49,189 shares issued and 42,792 and 45,228 shares outstanding	49	49
Additional paid-in capital	127,755	126,117
Retained earnings	37,308	31,969
Accumulated other comprehensive loss	(2,787)	(3,357)
	162,325	154,778
Less cost of common stock in treasury, 6,630 and 3,960 shares	14,657	11,410
Total ARC Document Solutions, Inc. stockholders’ equity	147,668	143,368
Noncontrolling interest	6,668	6,672
Total equity	154,336	150,040
Total liabilities and equity	$345,438	$363,157

ARC Document Solutions, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Service sales	$59,470	$83,740	$267,159	$342,912
Equipment and supplies sales	4,874	8,576	22,308	39,503
Total net sales	64,344	92,316	289,467	382,415
Cost of sales	43,670	62,072	196,558	257,246
Gross profit	20,674	30,244	92,909	125,169
Selling, general and administrative expenses	18,200	26,379	79,016	107,260
Amortization of intangible assets	147	661	1,500	3,141
Restructuring expense	—	349	—	660
Income from operations	2,327	2,855	12,393	14,108
Other income, net	(13)	(18)	(57)	(71)
Loss on extinguishment and modification of debt	—	389	—	389
Interest expense, net	797	1,160	3,908	5,226
Income before income tax provision	1,543	1,324	8,542	8,564
Income tax provision	260	502	2,749	5,724
Net income	1,283	822	5,793	2,840
(Income) loss attributable to noncontrolling interest	(30)	2	395	175
Net income attributable to ARC Document Solutions, Inc. shareholders	$1,253	$824	$6,188	$3,015
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.03	$0.02	$0.14	$0.07
Diluted	$0.03	$0.02	$0.14	$0.07
Weighted average common shares outstanding:
Basic	42,648	44,670	42,925	44,997
Diluted	42,771	44,725	43,021	45,083

ARC Document Solutions Consolidated Statements of Cash Flows	Three Months Ended		Twelve Months Ended
(In thousands) (Unaudited)	December 31,		December 31,
	2020	2019	2020	2019
Cash flows from operating activities
Net income	$1,283	$822	$5,793	$2,840
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for accounts receivable	226	160	932	590
Depreciation	7,458	7,163	28,860	28,763
Amortization of intangible assets	147	661	1,500	3,141
Amortization of deferred financing costs	17	46	65	208
Stock-based compensation	238	605	1,571	2,459
Deferred income taxes	278	473	2,697	5,157
Deferred tax valuation allowance	(192)	(64)	(170)	51
Restructuring expense, non-cash portion	—	102	—	148
Loss on extinguishment and modification of debt	—	389	—	389
Other non-cash items, net	(225)	(235)	1	(444)
Changes in operating assets and liabilities:
Accounts receivable	5,104	6,377	14,414	6,119
Inventory	1,097	1,549	4,566	2,791
Prepaid expenses and other assets	3,962	4,734	14,727	11,828
Accounts payable and accrued expenses	(3,930)	205	(20,478)	(11,259)
Net cash provided by operating activities	15,463	22,987	54,478	52,781
Cash flows from investing activities
Capital expenditures	(1,387)	(4,479)	(6,440)	(12,885)
Other	262	299	512	641
Net cash used in investing activities	(1,125)	(4,180)	(5,928)	(12,244)
Cash flows from financing activities
Proceeds from issuance of common stock under Employee Stock Purchase Plan	12	24	67	133
Share repurchases	(815)	(874)	(3,247)	(2,060)
Contingent consideration on prior acquisitions	—	—	—	(3)
Payments on long-term debt agreements and capital leases	(4,699)	(54,106)	(14,935)	(71,657)
Borrowings under revolving credit facilities	15,000	51,500	60,000	71,250
Payments under revolving credit facilities	(20,000)	(7,000)	(65,000)	(38,000)
Payment of deferred financing costs	—	(96)	—	(96)
Dividends paid	—	—	(870)	—
Net cash used in financing activities	(10,502)	(10,552)	(23,985)	(40,433)
Effect of foreign currency translation on cash balances	772	367	960	(112)
Net change in cash and cash equivalents	4,608	8,622	25,525	(8)
Cash and cash equivalents at beginning of period	50,342	20,803	29,425	29,433
Cash and cash equivalents at end of period	$54,950	$29,425	$54,950	$29,425
Supplemental disclosure of cash flow information:
Noncash financing activities:
Finance lease obligations incurred	$568	$4,047	$10,192	$17,057
Operating lease obligations incurred	$2,948	$3,471	$7,530	$6,728

ARC Document Solutions, Inc. Net Sales by Product Line (In thousands) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Service Sales
CDIM	$38,195	$49,835	$175,532	$205,536
MPS	18,133	30,187	79,321	123,279
AIM	3,142	3,718	12,306	14,097
Total services sales	59,470	83,740	267,159	342,912
Equipment and supplies sales	4,874	8,576	22,308	39,503
Total net sales	$64,344	$92,316	$289,467	$382,415

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of cash flows provided by operating activities to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Cash flows provided by operating activities	$15,463	$22,987	$54,478	$52,781
Changes in operating assets and liabilities	(6,233)	(12,865)	(13,229)	(9,479)
Non-cash expenses	(342)	(1,476)	(5,096)	(8,558)
Income tax provision	260	502	2,749	5,724
Interest expense, net	797	1,160	3,908	5,226
(Income) loss attributable to noncontrolling interest	(30)	2	395	175
EBITDA	9,915	10,310	43,205	45,869
Loss on extinguishment and modification of debt	—	389	—	389
Restructuring expense	—	349	—	660
Stock-based compensation	238	605	1,571	2,459
Adjusted EBITDA	$10,153	$11,653	$44,776	$49,377

See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC Document Solutions, Inc. shareholders to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net income attributable to ARC Document Solutions, Inc. shareholders	$1,253	$824	$6,188	$3,015
Interest expense, net	797	1,160	3,908	5,226
Income tax provision	260	502	2,749	5,724
Depreciation and amortization	7,605	7,824	30,360	31,904
EBITDA	9,915	10,310	43,205	45,869
Loss on extinguishment and modification of debt	—	389	—	389
Restructuring expense	—	349	—	660
Stock-based compensation	238	605	1,571	2,459
Adjusted EBITDA	$10,153	$11,653	$44,776	$49,377
See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc.
Non-GAAP Measures
Reconciliation of net income attributable to ARC Document Solutions, Inc. shareholders to unaudited adjusted net income attributable to ARC Document Solutions, Inc.
(In thousands, except per share data)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net income attributable to ARC Document Solutions, Inc. shareholders	$1,253	$824	$6,188	$3,015
Loss on extinguishment and modification of debt	—	389	—	389
Restructuring expense	—	349	—	660
Income tax benefit related to above items		(192)	—	(273)
Deferred tax valuation allowance and other discrete tax items	(240)	67	118	3,006
Unaudited adjusted net income attributable to ARC Document Solutions, Inc.	$1,013	$1,437	$6,306	$6,797

Actual:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.03	$0.02	$0.14	$0.07
Diluted	$0.03	$0.02	$0.14	$0.07
Weighted average common shares outstanding:
Basic	42,648	44,670	42,925	44,997
Diluted	42,771	44,725	43,021	45,083

Adjusted:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.02	$0.03	$0.15	$0.15
Diluted	$0.02	$0.03	$0.15	$0.15
Weighted average common shares outstanding:
Basic	42,648	44,670	42,925	44,997
Diluted	42,771	44,725	43,021	45,083
See Non-GAAP Financial Measures discussion below.

Non-GAAP Financial Measures

EBITDA and related ratios presented in this report are supplemental measures of our performance that are not required by or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating, investing or financing activities as a measure of our liquidity.
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by net sales.
We have presented EBITDA and related ratios because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.
We use EBITDA to measure and compare the performance of our operating segments. Our operating segments’ financial performance includes all of the operating activities except debt and taxation which are managed at the corporate level for U.S. operating segments. We use EBITDA to compare the performance of our operating segments and to measure performance for determining consolidated-level compensation. In addition, we use EBITDA to evaluate potential acquisitions and potential capital expenditures.
EBITDA and related ratios have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:
•They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;
•They do not reflect changes in, or cash requirements for, our working capital needs;
•They do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, EBITDA and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and related ratios only as supplements.
Our presentation of adjusted net income and adjusted EBITDA is an attempt to provide meaningful comparisons to our historical performance for our existing and future investors. The unprecedented changes in our end markets over the past several years have required us to take measures that are unique in our history and specific to individual circumstances. Comparisons inclusive of these actions make normal financial and other performance patterns difficult to discern under a strict GAAP presentation. Each non-GAAP presentation, however, is explained in detail in the reconciliation tables above.
Specifically, we have presented adjusted net income attributable to ARC and adjusted earnings per share attributable to ARC shareholders for the three and twelve months ended December 31, 2020 and 2019 to reflect the exclusion of loss on extinguishment and modification of debt, restructuring expense, and changes in the valuation allowances related to certain deferred tax assets and other discrete tax items. This presentation facilitates a meaningful comparison of our operating results for the three and twelve months ended December 31, 2020 and 2019.
We have presented adjusted EBITDA for the three and twelve months ended December 31, 2020 and 2019 to exclude loss on extinguishment and modification of debt, restructuring expense, and stock-based compensation expense. The adjustment of EBITDA for these items is consistent with the definition of adjusted EBITDA in our credit agreement; therefore, we believe this information is useful to investors in assessing our financial performance.